Exhibit 99.1

Press Release
July 14, 2011	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics, Inc. Names Rinn Executive Vice President of Metals Recycling

Will Lead OmniSource as President and Chief Operating Officer

FORT WAYNE, INDIANA, July 14, 2011 – Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the appointment of Russell B. Rinn as Executive Vice President of Metals Recycling and President and Chief Operating Officer of OmniSource Corporation, a wholly owned subsidiary. Rinn will be responsible for OmniSource’s ferrous and nonferrous scrap operations, and fills the vacancy created when Mark D. Millett assumed the position of President and Chief Operating Officer of Steel Dynamics in April 2011.

Rinn, 53, has over 30 years of experience in metals recycling and steel making.  Most recently, he was Executive Vice President of Commercial Metals Company (CMC) and President of CMC’s Americas Division.  In that capacity, at the market’s peak, he was responsible for an $8 billion in revenue and 11,000-employee division consisting of 50 metals recycling locations, 5 steel mills, 1 copper tube mill, 81 steel fabrication and warehouse locations, 42 concrete related products sites, and 1 global steel trading organization.  He will report directly to Millett.

“Russ’s appointment culminates a search process which began three (3) months ago and surfaced a number of top notch candidates, both internal as well as external.  In the final analysis, however, it was clear that Russ was the right choice,” noted Millett.  “Russ is a top level executive.  He is a proven leader, proficient in delivering bottom-line results.  His strong involvement in sales, operations and finance, along with his respect for his colleagues in all areas and levels of his previous company, fits our culture nicely.”

Steel Dynamics Chairman and CEO Keith Busse noted, “I have known Russ a long time and have watched him evolve as an executive and industry leader.  His style and energy will complement our team.  I look forward to working with him as we continue to move our company to greater heights.”

Rinn, a graduate of Stanford University’s Graduate School of Business’ Executive Program and the Management Development Program of the University of Michigan Business School, has a Bachelor of Arts Degree in Finance, Marketing and Business Administration from Texas Lutheran University.

Contact:	Ben Eisbart – (260) 423-8600
Vice President of Human Resources
Steel Dynamics, Inc.